Exhibit 3.1

RESTATED

ARTICLES OF INCORPORATION

OF

SPESCOM SOFTWARE INC.

I.

The name of the corporation is Spescom Software Inc.

II.

The purpose of the corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporation Code.

III.

(a)           This corporation is authorized to issue two classes of shares of stock, designated, respectively as “Common Stock” and “Preferred Stock.” The total number of shares of all classes of stock that this Corporation is authorized to issue is One Hundred-One Million (101,000,000), consisting of One Hundred Million (100,000,000) shares of Common Stock and One Million (1,000,000) shares of Preferred Stock.

(b)           Shares of Preferred Stock may be issued from time to time in one or more series.  The Board of Directors is authorized to fix the number of shares and to determine the designation of shares of any such series.  The Board of Directors is also authorized to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock, including, without limitation, the dividend rights (and whether dividends are cumulative), conversion rights, if any, voting rights (including the number of votes, if any, per share, as well as the number of members, if any, the Board of Directors or the percentage of members, if any, of the Board of Directors that each series of Preferred Stock may be entitled to elect), rights and terms of redemption (including sinking fund provisions, if any), redemption price and liquidation preferences, and, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any such series subsequent to the issuance of shares of that series.  In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.

1              Designation and Amount. The initial series of Preferred Stock shall be designated “Series A Preferred Stock.” The number of shares constituting the Series A Preferred Stock shall be 478,261 shares.

2              Definitions. For purposes hereof, the following definitions shall apply:

2.1           “Board” shall mean the Board of Directors of the Company.

2.2           “Common Stock” shall refer to the Common Stock of the Company.

2.3           “Company” shall mean Spescom Software Inc., a California corporation.

2.4           “Preferred Stock” shall refer to the Class A Preferred Stock of the Company designated herein.

2.5           “Subsidiary” shall mean any corporation at least 50% of whose outstanding voting stock is at the time owned directly or indirectly by the Company or by one or more Subsidiaries.

3              Dividends.

3.1           Right to Dividends.  The holders of then outstanding Preferred Stock shall be entitled to receive, when and as declared by the Board, and out of any funds legally available therefor, cash dividends at a rate of $0.69 per share per annum, such dividends to accrue on each share of Preferred Stock beginning three years from the date of original issuance of such share, whether or not earned or declared.  Such dividends may be payable quarterly or otherwise as the Board may from time to time determine.

3.2           Priority; Participation.  Such dividends shall be cumulative so that unless dividends on the Preferred Stock at the foregoing annual rate for the then current fiscal quarter shall have been paid or declared and a sum sufficient for the payment thereof set apart, (i) no dividend whatsoever (other than a dividend payable solely in Common Stock) shall be paid or declared, and no distribution shall be made on any Common Stock, and (ii) no shares of Common Stock shall be purchased, redeemed or acquired by the Company and no money shall be paid into or set aside or made available for a sinking fund for the purchase, redemption or acquisition thereof; provided, however, that this restriction shall not apply to the repurchase of shares of Common Stock from directors, officers, employees or consultants of the Company or any Subsidiary pursuant to agreements under which the Company has the option or obligation to repurchase such shares upon the occurrence of certain events, including the termination of employment or consultation.  After all cumulative dividends on the Preferred Stock as provided above have been paid or declared and a sum sufficient for payment thereof set apart, if the Board shall elect to make further distribution of dividends, the holders of the Preferred Stock shall be entitled to participate pro rata in all such dividends, as and when declared by the Board, based on the number of full shares of Common Stock into which such Preferred Stock is then convertible pursuant to the provisions of Section 7 hereof.

4              Liquidation Rights.

4.1           Preference on Preferred Stock.  In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the holders of each share of Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Company available for distribution to its shareholders, whether such assets are capital, surplus or earnings, before any payment or declaration and setting apart for payment of any amount shall be made in respect of the Common Stock, an amount equal to $11.50 per share plus an amount equal to all declared and unpaid dividends thereon to and including the date full payment shall be tendered to the holders of the Preferred Stock with respect to such liquidation, dissolution or winding up.  If upon any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the assets to be distributed to the holders of the Preferred Stock shall be insufficient to permit the payment to such shareholders of the full preferential amounts as aforesaid, then all of the assets of the Company to be distributed shall be distributed ratably to the holders of the Preferred Stock.

4.2           Remaining Assets.  After the payment or distribution of the full preferential amounts aforesaid, the holders of the Preferred Stock shall be entitled to no further participation in the distribution of the assets of the Company and shall have no further rights of conversion, and the holders of Common Stock outstanding shall be entitled to receive ratably all remaining assets of the Company to be distributed.

4.3           Reorganization.  A consolidation or merger of the Company with or into any other corporation or corporations or sale of all or substantially all of the assets of the Company in which the shareholders of the Company receive solely capital stock of the acquiring corporation (or of the direct or indirect parent party of the acquiring corporation), except for cash in lieu of fractional shares, shall not be deemed a liquidation, dissolution or winding up of the Company for the purpose of Section 4.

4.4           Valuation.  Whenever the distribution provided for herein shall be paid in property other than cash, the value of such distribution shall be the fair market value of such property as determined in good faith by the Board of Directors of the Company.

5              Restriction on Redemption.  The Company shall not have the right to call or redeem any or all of the Preferred Stock.  The Company shall not purchase or otherwise acquire for value any outstanding shares of Preferred Stock unless the Company makes a tender offer to all holders of Preferred Stock to purchase such stock from the pro rata, based on the number of shares of Preferred Stock held by each such holder, at the same cash purchase price for each share.

6              Voting Rights.

6.1           Preferred Stock.  Each holder of shares of Preferred Stock shall be entitled to vote on all matters submitted to a vote of the holders of Common Stock and, except as otherwise expressly provided herein, shall be entitled to the number of votes equal to the largest number of full shares of Common Stock into which such shares of Preferred Stock could be converted, pursuant to the provisions of Section 7 hereof, at the record date for the determination of the shareholders entitled to vote on such matters or, if no such record date is established, at the date such vote is taken or any written consent of shareholders is solicited.

6.2           Common Stock.  Each holder of shares of Common Stock shall be entitled to one vote for each share thereof held.  Except as otherwise expressly provided herein or as required by law, the holders of Preferred Stock and the holders of Common Stock shall vote together and not as separate classes.

7              Conversion.  The holders of Preferred Stock shall have the following conversion rights:

7.1           Right to Convert.  Each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Company or any transfer agent for the Preferred Stock or Common Stock, into fully paid and nonassessable shares of Common Stock, at the Conversion Price (as hereinafter defined) in effect at the time of conversion.

7.2           Conversion Price.  Each share of Preferred Stock shall be convertible into the number of shares of Common Stock which results from dividing the Conversion Price per share in effect at the time of conversion into $11.50.  The initial Conversion Price per share shall be $11.50.  Such initial Conversion Price shall be subject to adjustment from time to time as provided below.

7.3           Mechanics of Conversion.  Before any holder of Preferred Stock shall be entitled to convert the same into shares of Common Stock, he shall surrender the certificate or certificates therefore, duly endorsed, at the office of the Company or of any transfer agent for the Preferred Stock or Common Stock, and shall give written notice to the Company at such office that such holder elects to convert the same and shall state therein the number of shares of Preferred Stock being converted.  Thereupon, the Company shall promptly issue and deliver at such office to such holder a certificate or certificates for the number of shares of Common Stock to which such holder is entitled and shall promptly pay in cash all declared and unpaid dividends on the shares of Preferred Stock being converted to and including the time of conversion.  Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred Stock to be converted, and the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date.

7.4           Adjustment for Stock Splits and Combinations.  If the Company at any time or from time to time after the original issuance of the Preferred Stock effects a subdivision of the outstanding Common Stock, the Conversion Price then in effect immediately before that subdivision shall be proportionately decreased, and conversely, if the Company at any time or from time to time after the original issuance of the Preferred Stock combines the outstanding shares of Common Stock, the Conversion Price then in effect immediately before the combination shall be proportionately increased.  Any adjustment under this paragraph (d) shall become effective at the close of business on the date the subdivision or combination becomes effective.

7.5           Adjustment for Certain Dividends and Distributions.  In the event the Company at any time or from time to time after the original issuance of the Preferred Stock makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, then and in each such event the Conversion Price then in effect shall be decreased as of the time of such issuance or, in the event such a record date is fixed, as of the close of business on such record date, by multiplying the Conversion Price then in effect by a fraction (i) the numerator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and (ii) the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution; provided, however, that if such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Price shall be recomputed accordingly as the close of business on such record date and thereafter the Conversion Price shall be adjusted pursuant to this paragraph (e) as of the time of actual payment of such dividend or distribution.

7.6           Adjustments for Other Dividends and Distributions.  In the event the Company at any time or from time to time after the original issuance of the Preferred Stock makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Company other than shares of Common Stock, then in each such event provision shall be made so that the holders of Preferred Stock shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the amount of securities of the Company which they would have received had their Preferred Stock been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the Conversion Date, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this Section 7 with respect to the rights of the holders of the Preferred Stock.

7.7           Adjustment for Reclassification, Exchange and Substitution.  If the Common Stock issuable upon the conversion of the Preferred Stock is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than a subdivision or combination of shares or stock dividend or other reorganization, merger, consolidation or sale of assets, provided for elsewhere in this Section 7), then, and in any such event, each holder of Preferred Stock shall have the right thereafter to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change, by holders of the number of shares of Common Stock into which such shares of Preferred Stock might have been converted immediately prior to such recapitalization, reclassification or change, all subject to further adjustment as provided herein.

7.8           Reorganization, Mergers, Consolidations or Sales of Assets.  If at any time or from time to time there is a capital reorganization of the Common Stock (other than a recapitalization, subdivision, combination, reclassification or exchange of shares provided for elsewhere in this Section 7) or a merger or consolidation of the Company with or into another corporation, or the sale of all or substantially all of the Company’s properties and assets to any other person, then, as a part of such reorganization, merger, consolidation or sale, provision shall be made so that the holders of the Preferred Stock shall thereafter be entitled to receive upon conversion of the Preferred Stock, the number of shares of stock or other securities or property of the Company, or of the successor corporation resulting from such merger or consolidation or sale, to which a holder of Common Stock deliverable upon conversion would have been entitled on such capital reorganization, merger, consolidation or sale.  In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 7 with respect to the rights of the holders of the Preferred Stock after the reorganization, merger, consolidation or sale to the end that the provisions of this Section 7 (including adjustment of the Conversion Price then in effect and number of shares purchasable upon conversion of the Preferred Stock) shall be applicable after that event and be as nearly equivalent to the provisions hereof as may be practicable.

7.9           Certificate of Adjustment.  In each case of an adjustment or readjustment of the Conversion Price or the number of shares of Common Stock or other securities issuable upon conversion of the Preferred Stock, the Chief Financial Officer of the Company shall compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to each registered holder of the Preferred Stock at the holder’s address as shown in the Company’s books.  The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based.

7.10         Notices of Record Date.  In the event of any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or to vote on or consent to any capital reorganization of the Company, any reclassification or recapitalization of the capital stock of the Company, any consolidation or merger involving the Company, or any transfer of all or substantially all of the assets of the Company to any other person or any voluntary or involuntary dissolution, liquidation or winding up of the Company, the Company shall mail to each holder of Preferred Stock at least 20 days prior to the record date specified therein, a notice specifying (i) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution, (ii) the date on which any such reorganization, reclassification, transfer, consolidation, merger, dissolution, liquidation or winding up is expected to become effective, and (iii) the time, if any, that is to be fixed, as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such reorganization, reclassification, transfer, consolidation, merger, dissolution, liquidation or winding up.

7.11         Automatic Conversion.

(1)           Each share of Preferred Stock shall automatically be converted into shares of Common Stock based on the then effective Conversion Price immediately upon (i) the closing of an underwritten public offering pursuant to an effective Regulation A notification or a registration statement under the Securities Act of 1933, as amended, covering the offering and sale of Common Stock for the account of the Company in which the aggregate gross proceeds received by the Company at the public offering price equals or exceeds $6,000,000, the public offering price per share of which equals or exceeds $11.50 per share of common Stock (appropriately adjusted for subdivisions and combinations of shares of Common stock and dividends payable in shares of Common Stock) and the obligation of the underwriters is that if any of the securities being offered are purchased, all such securities must be purchased; or

(ii) the effective date of (A) a consolidation or merger of the Company with or into another corporation or corporations; (B) a consolidation or merger in which the Company is a constituent corporation, it survives the consolidation or merger and its shareholders receive capital stock of another corporation; or (C) a sale of all or substantially all of the assets of the Company, provided, however, that one of the other constituent corporations, the acquiring corporation or the parent of any such corporation has at that time a class of securities publicly traded on a national securities exchange or quoted on a national quotation system or otherwise has a class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended.

(2)           Upon the occurrence of the events specified in paragraph (1) above, the outstanding shares of further action by the holders of such shares are surrendered to the Company or its transfer agent; provided, however, that the Company shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificates evidencing such shares of Preferred Stock are either delivered to the Company or its transfer agent as provided below, or the holder notifies the Company or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates.  Upon the occurrence of such automatic conversion of the Preferred Stock, the holders of Preferred Stock shall surrender the certificates representing such shares at the office of the Company or any transfer agent for the Preferred Stock or Common Stock.  Thereupon, there shall be issued and delivered to such holder promptly at such office and in his name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which the shares of Preferred Stock surrendered were convertible on the date on which such automatic conversion occurred and the Company shall promptly pay, or cause to be paid, in cash all declared and unpaid dividends on the shares of Preferred Stock being converted to and including the time of conversion.

7.12         Fractional Shares.  No fractional shares of Common Stock shall be issued upon conversion of Preferred Stock.  In lieu of any fractional shares to which the holder would otherwise be entitled, the Company shall pay cash equal to the product of such fraction multiplied by the fair market value of one share of the Company’s Common Stock on the date of conversion, as determined in good faith by the Board.

7.13         Reservation of Stock Issuable Upon Conversion.  The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Preferred Stock such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Preferred Stock, the Company will take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

8              Restrictions and Limitations.

8.1           So long as any shares of Preferred Stock remain outstanding, the Company shall not, and shall not permit any Subsidiary to, without the vote or written consent by the holders of more than 50% of the then outstanding shares of Preferred Stock:

(1)           Redeem, purchase or otherwise acquire for value, any share or shares of Preferred Stock, except as otherwise permitted under Section 5;

(2)           Purchase, redeem or otherwise acquire (or pay into or set aside for a sinking fund for such purpose) any of the Common Stock; provided, however, that this restriction shall not apply to the repurchase of shares of Common Stock from directors, officers, employees or consultants of the Company or any Subsidiary pursuant to agreements under which the Company has the option or obligation to repurchase such shares upon the occurrence of certain events, including the termination of their employment or consultation;

(3)           Authorize or issue, or obligate itself to issue, any other equity security senior to the Preferred Stock as to redemption rights, liquidation preferences, conversion rights, voting rights or otherwise;

(4)           Increase or decrease (other than by redemption or conversion) the total number of authorized shares of Preferred Stock.

8.2           The Company shall not amend its Articles of Incorporation without the approval, by vote or written consent, of the holders of more than 50% of the Preferred Stock if such amendment would change any of the rights, preferences, privileges of or limitations provided for herein for the benefit of any shares of Preferred Stock.  Without limiting the generality of the next preceding sentence, the Company will not amend its Articles of Incorporation without the approval by the holders of more than 50% of the Preferred Stock if such amendment would:

(1)           Reduce the dividend rate on Preferred Stock provided for herein, or cancel declared and unpaid dividends, or change the relative seniority rights of the holders of Preferred Stock as to the payment of dividends in relation to the holders of Common Stock of the Company;

(2)           Reduce the amount payable to the holders of Preferred Stock upon the voluntary or involuntary liquidation, dissolution or winding up of the Company, or change the relative seniority of the liquidation preferences of the holders of Preferred Stock to the rights upon liquidation of the holders of Common Stock of the Company;

(3)           Cancel or modify the conversion rights provided for in Section 7 hereof;

(4)           Authorize any other equity security senior to the Preferred Stock; or

(5)           Make the Preferred Stock redeemable at the option of the Company except as specified in Section 5 hereof.

9              No Reissuance of Preferred Stock.  No share or shares of Preferred Stock acquired by the Company by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares shall be cancelled, retired and eliminated from the shares which the Company shall be authorized to issue.

IV.

The liability of the directors of the corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

V.

This corporation is authorized to provide indemnification of agents (as defined in Section 317 of the General Corporation Law of California) for breach of duty to the corporation and its shareholders through bylaw provisions or through agreements with the agents, or otherwise, in excess of the indemnification otherwise permitted by Section 317 of the General Corporation Law of California, subject to any limitations on indemnification under the General Corporation Law of California which cannot be waived.